Exhibit 99.1

AMERICAN MEDICAL ALERT CORPORATION ANNOUNCES

ACQUISITION OF LONG ISLAND BASED

 NORTH SHORE ANSWERING SERVICE, INC

OCEANSIDE, New York. – October 3, 2005 – American Medical Alert Corporation (NASDAQ: AMAC), a provider of healthcare communication services and advanced home health monitoring technologies, announced today the acquisition of the operating assets of North Shore Answering Service (“NS”).  NS is a well established, privately held telephone answering service (TAS) specializing in the provision of services to physicians, medical group practices and other healthcare providers. NS’s service area includes Nassau and Suffolk Counties, further extending the customer base and geographic scope of H-LINK® OnCall.

Howard M. Siegel, Chief Executive Officer speaking on behalf of AMAC, commented, “North Shore Answering Service  is the Company’s fifth strategic acquisition and second acquisition of a Long Island-based company designed to increase our market share in the healthcare communications segment.  AMAC intends to retain NS’s call center location and infrastructure, which currently utilizes the same telephony platform as AMAC’s other call centers, to increase service capabilities.  Moreover, NS’s Port Jefferson location will become the Company’s regional hub for operations and business development. NS’s seasoned management team has agreed to continue to operate and market these services going forward.  The addition of NS will significantly aid AMAC toward its goal of becoming the leading provider of healthcare communication services throughout the greater New York area. The acquisition of NS is expected to be immediately accretive to the top and bottom line.”

Mel Roberts, North Shore Answering Service’s President, stated, “After making the decision to sell the company that I built and operated for almost two decades, the choice as to whom would own and operate NS in the future was an extremely important one to me. I spent considerable time in discussion and review of AMAC’s business practices, systems, management and strategy.  Based on my experience, it was clear to me that AMAC has achieved a superior understanding of the business and had established an excellent model to expand this division.  I look forward to participating with AMAC as a trusted operator and adviser.”

About American Medical Alert Corp.

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC’s product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services.   AMAC operates several 24/7 Emergency Response and Telephone Answering Service (TAS) Communication Centers to support the delivery of high quality, healthcare communications.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “continue,” or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s filings with the Securities and Exchange Commission

(SEC), including the Company’s Annual Report on Form 10-KSB, the Company’s Quarterly Reports on Forms 10-QSB, and other filings and releases. These include uncertainties relating to government regulation, technological changes, our expansion plans and product liability risks.

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